UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________________________________________________

Date of Report (Date of earliest event reported): September 24, 2014

ADVANCED CANNABIS SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4445 Northpark Drive, Suite 102 Colorado Springs, CO	80907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 590-1414

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Arthur S. Marcus, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway – 32nd Floor
New York, NY 10006
(212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed on Advanced Cannabis Solutions’ (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on January 22, 2014, the Company entered into a Securities Purchase Agreement (the “SPA”) with Full Circle Capital Corporation (“Full Circle”), which provided that, subject to certain conditions set forth in the SPA, the Company may issue to Full Circle senior secured promissory notes for the principal amount of up to $7,500,000, and upon mutual agreement between the Company and Full Circle, the Company can subsequently issue to Full Circle additional promissory notes with an aggregate principal amount of up to $22,500,000.  Pursuant to the terms of the SPA, the foregoing initial $7,500,000 promissory note could be converted into shares of the Company’s common stock at any time after issuance at a conversion price of $5.00 per share.  Also in connection with the SPA, on January 21, 2014, the Company sold Full Circle a Warrant to Purchase Common Stock (the “Warrant”) providing for the purchase of up to 1,000,000 shares of the Company’s common stock at a price of $5.50 per share.

On September 24, 2014, the Company and Full Circle entered into Amendment No. 1 to the SPA, which changed the conversion price of the initial $7,500,000 promissory note to $4.00 per share of the Company’s common stock.  Also on September 24, 2014, and in connection with Amendment No.1 to the SPA, the Company and Full Circle entered into Amendment No. 1 to the Warrant, which changed the exercise price of the warrants issuable pursuant to the Warrant to $4.00 per share of the Company’s common stock, and increased the amount of warrants issuable pursuant to the terms of the Warrant to 1,400,000 warrants to purchase shares of the Company’s common stock.

The foregoing summary of Amendment No.1 to the SPA and Amendment No.1 to the Warrant is not intended to be complete and is qualified in its entirety by reference to such documents.  A copy of Amendment No.1 to the SPA and Amendment No.1 to the Warrant is attached collectively as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

The issuance of the promissory notes and warrants to purchase shares of the Company’s common stock in connection with the amended SPA and amended Warrant were not registered under the Securities Act and were not issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.  Certificates representing shares underlying the promissory notes and warrants will contain a legend stating the restrictions applicable to such shares.

ITEM 8.01    OTHER EVENTS

On September 25, 2014, the Company filed a lawsuit in the United States District Court for the District of Colorado against Stephen G. Calandrella (“Calandrella”) in order to recover the profits Calandrella obtained through short-swing trading in the Company’s common stock. Such profits, which the Company believes Calandrella obtained unlawfully, are rightfully owed to the Company.   The Company brought the lawsuit against Calandrella under section 16(b) of the Exchange Act.

According to the complaint filed in federal court, Calandrella failed to report all of his holdings of the Company’s common stock to the Company. Instead, while a principal stockholder, he engaged in a series of purchases and sales of the Company’s common stock within a six-month period in violation of federal securities law.  Pursuant to section 16(b) of the Exchange Act, the complaint demands that Calandrella return to the Company his profits on such trades with interest.  The lawsuit is captioned Advanced Cannabis Solutions, Inc. v. Stephen G. Calandrella, Colorado District Court Civil Action No. 14-CV-02649.

As previously announced, on March 27, 2014, the Securities and Exchange Commission temporarily suspended trading in CANN common stock.   The Securities and Exchange Commission’s stated reason for the stop trading order was that “[t]here are questions regarding whether certain undisclosed affiliates and shareholders of Advanced Cannabis common stock engaged in an unlawful public distribution of securities.”

As a result of that suspension, the Company was delisted from the OTC markets. In attempting to get relisted on the OTC Bulletin Board, the Company learned that Calandrella’s conduct was a subject of the regulatory action that led to the temporary suspension and subsequent delisting of ACS stock.  The Company began an investigation into Calendrella¹s activities.  The Company¹s investigation is ongoing.

The Company continues to work with all applicable agencies to seek active quotation of its common stock.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Amendment No.1 to the Securities Purchase Agreement and Amendment No.1 to the Warrant to Purchase Common Stock by and between the Company and Full Circle Capital Corporation dated September 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 30, 2014

ADVANCED CANNABIS SOLUTIONS, INC.

By:	/s/ Robert L. Frichtel
Name: Robert L. Frichtel
Title: Chief Executive Officer